EXHIBIT 99.6

July 19, 2007

Dear Mr. Collins:

Brencourt Advisors, LLC, 600 Lexington Avenue, 8th Floor, New York, NY 10022 and its affiliate funds (“You”) has requested information from Vertrue Incorporated (the “Company”) in connection with your consideration of acquiring an equity interest in Velo Holdings, Inc., which is currently a party to that certain Agreement and Plan of Merger (the “Merger Agreement”) among Vertrue Incorporated, Velo Holdings Inc. and Velo Acquisition Inc. dated as of March 22, 2007, as amended July 18, 2007 (the “Investment”).  As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such non-public, proprietary information concerning the Company, whether written or oral, and any other information that the Company, its agents or its representatives (including attorneys and financial advisors) furnishes to you or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders, financing sources (all of the foregoing collectively referred to as your “Representatives”), whether furnished on or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contain or otherwise reflect such information (collectively, the “Evaluation Material”).

The term “Evaluation Material” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement (this “Agreement”), (ii) was available to you or your Representatives on a non-confidential basis prior to its disclosure to you or your Representatives by the Company, its representatives or its agent, or (iii) was in your or your Representatives’ possession prior to its being furnished to you by or on behalf of the Company or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company, its representatives or its agents, provided that such source is not, to your or your Representatives’ knowledge, bound by a confidentiality agreement with the Company, its representatives or its agents or otherwise, to your or your Representatives’ knowledge, prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation.

It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating the Investment (provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material).  You agree that the Evaluation Material will be kept confidential by you and your Representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives.  You further agree that you and your Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate the possible Investment and that you will be responsible for any breach of this Agreement by any of your Representatives.

Without the prior written consent of the Company, you and your Representatives will not disclose to any person (1) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a possible Investment, or (3) any of the terms, conditions or other facts with respect to any possible Investment, including the status thereof, unless and only to the extent that such disclosure (after making commercially reasonable efforts to avoid such disclosure) is, in the opinion of your counsel, required by applicable United States securities laws.  The term “person” as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

In the event that you or any of your Representatives are requested or required by law (whether by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process or otherwise) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will provide the Company with prompt notice of such request(s) (to the extent permitted by law) so that it may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, you are advised by your counsel that you are legally compelled to disclose and will exercise your commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to any Evaluation Material so furnished.  Notwithstanding the foregoing, no such notice shall be required in respect of disclosures of the Evaluation Materials to financial regulatory authorities having jurisdiction over you or your Representatives unless the requests by such regulatory authorities are specifically targeted at the Evaluation Materials, the Merger (as defined in the Merger Agreement) or the Investment..

In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You agree that until upon the later of (i) September 1, 2007 and (ii) the termination of the Merger Agreement, you, alone or with others, will not in any manner, directly or indirectly  (1) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company (other than property transferred in the ordinary course of the Company's business), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the Company's Board of Directors, (2) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries, (3) solicit proxies from stockholders of the Company or otherwise seek to influence or control the management or policies of the Company or any of its affiliates, (4) form, join or in any way participate in a “group” (within the meaning of Section l3(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (5) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (6) disclose any intention, plan or arrangement inconsistent with the foregoing or (7) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing.  You also agree during such period not to (1) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this paragraph (including this sentence), or (2) take any action which might require the Company to make a public announcement regarding the possibility of a business combination, merger or extraordinary transaction.

You agree that, other than in the ordinary course of business and unrelated to the Merger or Investment, without the prior written consent of the Company, neither you nor those of your Representatives who are aware of the Evaluation Material and/or the possibility of the Investment will initiate or cause to be initiated or maintain (other than through the Company’s advisor, Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies Broadview”)) any communications with any officer, director, agent or employee of the Company concerning the Company's business, operations, prospects or finances or the Evaluation Material.  Moreover, you further agree that Jefferies Broadview will arrange for appropriate contacts for due diligence purposes and that all (a) communications regarding a possible Investment, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, will be submitted or directed to Jefferies Broadview.

You agree that, for a period of one year from the date hereof, without the prior written consent of the Company, you will not solicit, directly or indirectly, for employment or hire, or cause to be, directly or indirectly, solicited for employment or hired, any person employed by the Company or its subsidiaries or affiliates at any time during such period and to whom you had been directly or indirectly introduced or otherwise had contact with during or as the result of your review of the Evaluation Material or your consideration of an Investment except that you shall not be precluded from soliciting or hiring any such employee who (i) has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such employee or (ii) contacts you on his or her own initiative or who responds to general solicitations of employment not specifically targeted at such employee.

You will, promptly upon the written request of the Company at any time, deliver to the Company all documents or other matter furnished by the Company to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives.  In the event of such request, all other documents or other matter constituting Evaluation Material, or any analyses, compilations, studies' or other documents containing or reflecting your use of the Evaluation Material, in the possession of you or your Representatives will be destroyed, with any such destruction confirmed by you in writing to the Company.

Although you understand that the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you further understand that neither the Company nor its agents or its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  You agree that neither the Company nor its officers, directors, stockholders, owners, affiliates, agents or representatives shall have any liability to you or any of your Representatives or any other person resulting from the use of the Evaluation Material by you or such representatives.  Only those representations and warranties that may be made to you in definitive written agreement, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in an Investment such determination will be based solely on the terms of the Merger Agreement and on your own investigation, analysis and assessment of the business to be acquired.

You also hereby agree that no contract or agreement providing for an Investment will be deemed to exist between you and the Company and/or the owners or stockholders of the Company.

Moreover, none of the Company, its stockholders or its affiliates or you will be under any legal obligation of any kind whatsoever with respect to any Investment except for the matters specifically agreed to in this Agreement. You also hereby waive, in advance, any claims (including, without limitation, claims for breach of contract) in connection with a possible Investment or relating to the Merger,,other than pre-existing claims solely in your capacity as a stockholder of the Company that do not conflict with the agreement, dated July 18, 2007, between you and Velo Holdings Inc. (the “Voting Agreement”) and that do not relate to the July 18th amendment to the Merger Agreement.  For the purposes of this letter agreement, a “definitive written agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid.

You understand that (a) the Company shall be free to conduct any process with respect to your possible Investment as the Company in its sole discretion shall determine (including, without limitation, by negotiating with any prospective party and entering into a definitive written agreement without prior notice to you or any other person), (b) any procedures relating to such Investment may be changed at any time without notice to you or any other person and (c) you shall not have any claim whatsoever against the Company, Jefferies Broadview or any of their respective directors, officers, stockholders, owners, affiliates, agents or representatives, arising out of or relating to any possible or actual Investment or relating to the Merger (other than (1) pre-existing claims solely in your capacity as a stockholder of the Company that do not conflict with the Voting Agreement and that do not relate to the July 18th amendment to the Merger Agreement and (2) claims as against parties to a definitive written agreement with you in accordance with the terms thereof).

You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material as determined by a court of competent jurisdiction in a final, non-appealable order, except to the extent that any such loss, claim, damage or liability results from the gross negligence, willful misconduct or bad faith of the Company in connection with this Agreement.  You shall be entitled to assume the defense in connection with the proceedings, including the employment of counsel.  You shall not be required to indemnify the Company for any amount paid or payable by the Company in the settlement of any action, proceeding or investigation without your written consent.

You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm.  Accordingly, you agree that in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of any court of competent jurisdiction located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court.  You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the court of the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

All obligations under this Agreement shall terminate upon the earlier of (i) two (2) years from the date hereof and (ii) the consummation of the Merger (as defined in the Merger Agreement) if, and only if, you have invested in Velo Holdings Inc in accordance with your option in the Voting Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to its conflicts of laws, principles or rules.

This Agreement may be executed in counterparts, both of which shall be deemed one and the same instrument.

A facsimile transmission of this Agreement bearing a party’s signature shall be binding on such party.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

Vertrue Incorporated

By: /s/ George W. M. Thomas
Name: George W. M. Thomas
Title: Senior Vice President & General Counsel

Confirmed and agreed to as of
the date first above written:

BRENCOURT ADVISORS, LLC, and its affiliate funds

By: /s/ William L. Collins
Name: William L. Collins
Title: Chairman and Chief Executive Officer